Exhibit 10.6

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is made and entered into as of June 27, 2007, by and between POINT RICHMOND R&D ASSOCIATES, a California limited partnership (“Landlord”), and TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”) with reference to the following facts:

A. Landlord and Tenant’s predecessor in interest, TransOral Pharmaceuticals, Inc., are parties to that certain lease dated February 22, 2006, (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant Suite 110 containing approximately 11,539 rentable square feet (the “Original Premises”) on the ground floor of the building located at 1003 West Cutting Boulevard, Point Richmond, California (the “Building”).

B. As of June 22, 2007, Tenant changed its name from TransOral Pharmaceuticals, Inc. to Transcept Pharmaceuticals, Inc.

C. Landlord and Tenant now desire to modify and amend the Lease to reflect, among other provisions, the incorporation of Suite 130 into the Premises (the “Expansion Premises”) and to provide for a new Base Rent, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Scope of First Amendment and Defined Terms. Except as expressly provided in this First Amendment, the Lease shall remain in full force and effect. Except as expressly provided in this First Amendment, the term “Lease” shall mean the Lease as modified by this First Amendment, and the term “Premises” shall mean the Original Premises and the Expansion Premises. Capitalized terms used in this First Amendment, and not otherwise defined herein, shall have their respective meanings set forth in the Lease.

2. Modifications to Lease. Notwithstanding anything in the Lease to the contrary, the Lease is hereby modified as follows:

(a)	Expansion Premises. As of the Expansion Premises Commencement Date, the Expansion Premises, as more particularly described on Exhibit A, attached hereto, is hereby incorporated into the Premises. All of the terms and conditions of the Lease shall be applicable to the Expansion Premises, except as specifically set forth in this First Amendment. Tenant shall not be entitled, with respect to the Expansion Premises, to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Premises. Landlord and Tenant have agreed upon the rentable square feet of the Expansion Premises and of the Building for all purposes of this Lease.

(b)	Commencement Date for Expansion Premises. The Commencement Date for the Expansion Premises (the “Expansion Premises Commencement Date”) shall be the date, which is estimated to be September 1, 2007, by which all of the following have occurred: (a) Substantial Completion of the Landlord Work (as hereinafter defined in Section 3), (b) Landlord has delivered possession of the Expansion Premises to Tenant, and (c) Landlord has obtained approval for occupancy of the Expansion Premises from the City of Richmond. Landlord and Tenant shall use reasonable efforts to cause the Expansion Premises Commencement Date to occur by September 1, 2007. Tenant and Landlord shall execute a Commencement Date Agreement in substantially the form of Rider 1 to the Lease, confirming the actual Commencement Date for the Expansion Premises. Notwithstanding the foregoing, if substantial completion of the Landlord Work is delayed as a result of a Tenant Delay, the Expansion Premises Commencement Date shall be the date that the Landlord Work would have been substantially completed if there had not been any Tenant Delay. If the Expansion Premises Commencement Date is delayed, the Termination Date shall not be extended.

(c)	Expansion Premises Base Rent.

(1)	Original Premises. The Monthly Base Rent, Rent Adjustment Deposits and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the Termination Date.

(2)	Expansion Premises. Commencing on the Expansion Premises Commencement Date, Monthly Base Rent for the Expansion Premises shall be paid in accordance with the terms of the Lease as follows:

Months	Monthly Base Rent
Months 1-12	$6,000.00
Months 13-24	$6,180.00
Months 25-36	$6,365.40
Months 37-48	$6,556.36
Months 49-60	$6,753.05
Months 61-Remainder of Term	$6,955.64

Upon execution of this First Amendment, Tenant shall pay the first full month’s rent for the First Amendment Premises in the amount of $6,000.00 to Landlord.

(d)	Tenant’s Share. Tenant’s Share of the Building with respect to the Expansion Premises is 7%; Tenant’s Share of the Project with respect to the Expansion Premises is 3%.

(e)	Base Year. Commencing on the Expansion Premises Commencement Date, the Base Year for the Expansion Premises shall be calendar year 2008.

(f)	Operating Expenses and Taxes. With respect to the Expansion Premises only, Section 4.1 and Section 4.2 of the Lease are hereby amended in their entirety to provide as follows:

4.1	RENT ADJUSTMENTS

Tenant shall pay to Landlord Rent Adjustments with respect to each calendar year after the Base Year as follows:

(1) The Rent Adjustment Deposit representing Tenant’s Share of increases in Operating Expenses for the applicable calendar year after the Base Year, over Operating Expenses for the Base Year, monthly during the Term with the payment of Monthly Base Rent; and

(2) The Rent Adjustment Deposit representing Tenant’s Share of increases in Taxes for the applicable calendar year after the Base Year over Taxes for the Base Year, monthly during the Term with the payment of Monthly Base Rent; and

(3) Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.2. Rent Adjustments due from Tenant to Landlord for any calendar year shall be Tenant’s Share of the increase, if any, of Operating Expenses and Taxes for such year over Operating Expenses and Taxes for the Base Year;

(4) Landlord shall reasonably allocate Operating Expenses and Taxes to the Building or Project as reasonably appropriate and Tenant’s Share of Operating Expenses and Taxes shall be applied with respect to the Building or Project, as reasonably appropriate.

(5) No Rent Adjustments shall be payable with respect to any periods prior to the expiration of the Base Year.

(6) If any Operating Expenses for the Base Year are not based upon a fully-leased and occupied Building and Project, then such amounts shall be increased to reflect a fully-leased and occupied Building and Project.

4.2	STATEMENT OF LANDLORD

As soon as feasible after the expiration of each calendar year after the Base Year, Landlord will furnish Tenant a statement (“Landlord’s Statement”) showing the following:

(1) Actual Operating Expenses and Taxes for the Base Year and the applicable calendar year;

(2) The amount of Rent Adjustments due Landlord for the last calendar year, less credit for Rent Adjustment Deposits paid, if any; and

(3) Any change in the Rent Adjustment Deposit due monthly in the current calendar year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement; provided, however that Landlord shall not change the Rent Adjustment Deposit more than two (2) times in any one calendar year.

Tenant shall pay to Landlord within thirty (30) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited against the Rent next coming due, or refunded to Tenant if the Term has already expired provided Tenant is not in Default hereunder. No interest or penalties shall accrue on any amounts that Landlord is obligated to credit or refund to Tenant by reason of this Section 4.2. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver and release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable calendar year. During the last complete calendar year or during any partial calendar year in which the Lease terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which may not be finally determined until after the termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of the Lease.

(g)	Utilities. The Expansion Premises are not separately metered for electricity and gas utilities. Commencing on the Expansion Premises Commencement Date, electricity used by Tenant in the Expansion Premises shall be paid for by Tenant by separate charge (based upon the electricity used as reasonably estimated or allocated by Landlord) payable by Tenant to Landlord Within 30 days after billing by Landlord. Gas used by Tenant in the Expansion Premises shall be paid for by Tenant by a separate charge (as reasonably estimated or allocated by Landlord) payable by Tenant to Landlord within thirty (30) days after billing by Landlord.

(h)	Security Deposit. Upon execution of this First Amendment, Tenant shall increase the Security Deposit by the amount of $6,000.00.

(i)	Parking. Commencing on the Expansion Premises Commencement Date, Tenant shall be assigned an additional 9 parking spaces. There shall be no charge for such additional parking spaces.

3. Condition of Expansion Premises. Tenant has inspected the Expansion Premises and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except for the construction of tenant improvements as expressly set forth in the Work Letter attached hereto as Exhibit B (“Landlord Work”). Notwithstanding the foregoing, Landlord shall have the obligations and hereby makes the representations and warranties, and Tenant shall have the rights, described in Section 2.3 of the Lease as if “Expansion Premises” were substituted for “Premises” and “Expansion Premises Commencement Date” were substituted for “Commencement Date”, and “Landlord Work” refers to the Landlord Work described in the First Amendment. In addition to the Landlord Work, at Landlord’s cost, Landlord will also paint and carpet the hallway corridor outside the Expansion Premises. Landlord grants Tenant the right of early entry into the Expansion Premises subject to the provisions of Section 2.2 (d) of the Lease.

4. Brokers. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this First Amendment except for Cushman & Wakefield, whose commission shall be paid by Landlord pursuant to a separate agreement. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents and the respective principals and members of any such agents harmless from any and all claims of any other brokers claiming to have represented Tenant in connection with this First Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this First Amendment. Landlord’s representative is Cornish & Carey whose commission shall be paid by Landlord. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents and the respective principals and members of any such agents harmless from any and all claims of any brokers, claiming to have represented Landlord in connection with this First Amendment.

5. Waiver. No failure or delay by either party to insist upon the strict performance of any term, condition or covenant of this First Amendment or to exercise any right, power or remedy of this First Amendment or the Lease shall constitute a waiver of the same or any other term of this First Amendment or the Lease or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

6. Tenant’s Representation and Acknowledgment. Tenant hereby acknowledges that, to Tenant’s current actual knowledge as of the date hereof, Landlord has performed all of its obligations to date with respect to the Premises, and Landlord is not in default under any of the terms of the Lease.

7. California Law. This First Amendment shall be construed and governed by the laws of the State of California.

8. Authority. This First Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Each party warrants that each individual signing below on such party’s behalf is authorized to do so by such party and to bind such party to the terms of this First Amendment.

9. Attorneys’ Fees and Costs. In the event of any action at law or in equity between the parties to enforce any of the provisions of this First Amendment, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees (including, but not limited to, all costs and expenses incurred in connection with any and all appeals) incurred by the successful party, and these costs, expenses and attorneys’ fees may be included in and as part of the judgment. The successful party shall be the party which is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment.

10. Entire Agreement; No Amendment. This First Amendment, together with the Lease, constitutes the entire agreement and understanding between the parties with respect to the subject matter of this First Amendment, and shall supersede all prior written and oral agreements concerning the subject matter. This First Amendment may not be amended, modified nor otherwise changed in any respect, whatsoever, except by a writing duly executed by the authorized representatives of the parties. Each party acknowledges that it has read this First Amendment, fully understands all of its terms and conditions and executes it freely, voluntarily and with full knowledge of its significance. This First Amendment is entered into by the parties with and upon advice of counsel.

11. Severability. If any provision of this First Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this First Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

12. Counterparts. This First Amendment may be executed in counterparts, and such counterparts together shall constitute but one original of the First Amendment. Each counterpart shall be equally admissible in evidence, and each original shall fully bind the party which has executed it.

13. Agreement to Perform Necessary Acts. Each party agrees that upon demand, it shall promptly perform all further acts, and to execute, acknowledge and deliver all further instructions, instruments and documents which may be reasonably necessary to carry out the provisions of this First Amendment.

14. Captions and Headings. The titles or headings of the various paragraphs of this First Amendment are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this First Amendment.

15. Ratification. As amended by this First Amendment, the Lease is hereby ratified and confirmed in its entirety.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment as of the day and year first above written.

TENANT:		LANDLORD:

TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation		POINT RICHMOND R&D ASSOCIATES, a California limited partnership

By:	/s/ Glenn Oclassen	By:	/s/ Richard K. Robbins
	Glenn Oclassen, CEO		Richard K. Robbins Managing General Partner

/s/ Thomas Soloway
Thomas Soloway, CFO

EXHIBIT A

EXPANSION PREMISES

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FEC
B
C
D
101
5
102

1003
WEST CUTTING BLVD.
SUITE 130
= EXPANSION PREMISES

EXHIBIT B

WORK LETTER

1. Landlord shall perform improvements to the Expansion Premises in accordance with the design drawings prepared by Ellerbe Beckett Associates, dated             , 2007, and initialed by both Landlord and Tenant (the “Plans”). Tenant shall cooperate reasonably with Landlord to complete the Plans expeditiously and shall provide responses and approvals requested by Landlord within three (3) business days of request. The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work will be completed using Building Standard methods, materials, and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans, related space planning, architectural and engineering drawings, or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment). Tenant shall, however, have the right to review and inspect the progress of all construction.

2. If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within two (2) business days, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Expansion Premises disregarding the requested revision. Tenant shall be responsible for any delay in completion of the Expansion Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant within fifteen (15) days of demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord, not to be reasonably withheld.

3. Landlord and Tenant acknowledge and agree that Landlord shall contribute a maximum of sixty thousand dollars ($60,000.00) (“Landlord’s Contribution”) towards the costs of the Landlord Work. Tenant shall be responsible, at its sole cost and expense for all costs of the Landlord Work in excess of the Landlord’s Contribution. Notwithstanding the foregoing, Landlord shall pay, and Tenant shall have no responsibility for, the following costs associated with the Landlord Work: (i) costs attributable to improvements installed outside the demising walls of the Expansion Premises; (ii) costs for improvements which are not shown on or described in the approved Plans unless otherwise approved by Tenant; (iii) costs incurred to

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remove Hazardous Material from the Expansion Premises, the Building, or the Project; (iv) attorneys’ fees incurred in connection with the negotiation of construction contracts and attorneys’ and experts’ fees and other costs in connection with disputes with third parties (including, without limitation, the general contractor; (v) costs incurred as a consequence of delay (unless the delay is caused by Tenant), construction defects or defaults by any contractor; (vi) costs recoverable by Landlord on account of warranties or insurance (vii) restoration costs in excess of insurance proceeds as a consequence of casualties; (viii) penalties and late charges attributable to Landlord’s failure to pay construction costs; (ix) costs to bring the Building and the Project into compliance with applicable Laws; (x) wages, labor and overhead for overtime and premium time; (xi) any management, supervisory, profit, or overhead costs of, or incurred by, Landlord; and (xii) interest and other costs of financing construction.

4. Landlord shall be initially responsible for all costs of completing the Landlord Work. After completion of construction of the Landlord Work, Landlord shall provide Tenant with a detailed, line-item summary of the cost to complete the Landlord Work. Tenant shall then have fifteen (15) days within which to approve or reject, in its reasonable discretion, such costs. The excess of costs approved by Tenant over Landlord’s Contribution shall be paid by Tenant in equal monthly installments over the remaining Term of the Lease based upon an amortization rate of 8.25%.

5. Landlord shall construct the Landlord Work using new or good quality materials and finishes and in accordance with all applicable Laws and in a good and workmanlike manner.

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